Exhibit (99)(b)

PARTICIPATION AND SERVICING AGREEMENT

THIS PARTICIPATION AND SERVICING AGREEMENT is made and entered into as of [date] (the “Effective Date”), by and between Wells Fargo Bank, N.A., a national banking association organized under the laws of the United States of America (“Lender”), and WPFC Asset Funding, LLC, a limited liability company formed under the laws of Delaware (“Participant”). Lender and Participant may also be referred to herein individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, Lender owns and holds certain commercial and commercial real estate loans set forth on Exhibit A attached hereto (collectively, the “Loans”); and

WHEREAS, Lender desires to sell to Participant, and Participant desires to purchase, the Participation Interest (as defined below) in exchange for $                    (the “Purchase Price”); and

WHEREAS, Participant, as owner and holder of the Participation Interest, desires to employ Lender to service the Loans underlying the Participation Interest; and

WHEREAS, the Parties hereto desire to set forth their agreement with respect to the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement, including without limitation in the exhibits, shall have the respective meanings (and, to the extent specified, shall be operative) as set forth below:

a.	“Accepted Servicing Practices” means, with respect to any Loan, those servicing practices of prudent commercial lending institutions similar in size to Lender that service loans of the same types as the Loans.

b.	“Borrower or Borrowers” means the person or persons that are obligated as borrowers under the Loan Documents.

c.	“Collateral” means property of whatever nature or kind pledged to Lender to secure payment of any of the Loans.

d.	“Collections” means all moneys, from whatever source derived, received by Lender from time to time on account of, or in respect of, or relating to, any Loan or as proceeds of the Collateral.

e.	“Lender’s Personnel” means employees of Lender that perform any services or activities related to the transactions contemplated by this Agreement.

f.	“Loan Documents” means those documents executed by any Borrowers, or any third party obligor in respect of any Loan or Loans or evidencing or relating to any Borrower’s or such third party’s obligations in respect of the Loan or Loans or any security interest or Collateral relating to such Loan or Loans, including without limitation, promissory notes, credit agreements, guarantees, security agreements, mortgages, deeds of trust, or letters of credit. Loan Documents may be maintained as originals and/or as copies (including microfilm, microfiche, or other format), and such copies may be kept in lieu of originals.

g.	“Mortgaged Property” means the property securing a Loan pursuant to a mortgage, deed of trust or security deed, executed by a Borrower and recorded to grant Lender a first, second, or third mortgage lien.

h.	“Participation Interest” means the 100% undivided participation interest in and to each Loan, including the principal, interest and Unfunded Commitments of the Loans and in all related Collateral and Loan Documents.

i.	“Participant’s Share” means Participant’s share of any funds received by Lender in respect of any Loan or Loans prorated according to Participant’s Participation Interest.

j.	“Policies and Procedures” means the written policies and procedures of Lender as set forth in Lender’s Policies and Procedures Manual (or such other similar document or manual as maintained by Lender from time to time) as of the date of the origination of the related Loan or the date of this Agreement, as applicable, which govern generally its credit policies, underwriting policies, loan closing policies, collection policies, appraisal and billing policies and procedures of Lender, as amended from time to time.

k.	“Unfunded Commitments” means the obligations of Lender under any of the Loan Documents to fund Loans that are not at such time funded.

2.	SALE OF PARTICIPATION INTEREST

a.	Lender hereby sells and transfers to Participant, without recourse except as otherwise provided herein, and Participant hereby agrees to pay Lender the Purchase Price in exchange for the Participation Interest. Participant hereby agrees to pay Lender the Purchase Price on the Effective Date in exchange for the Participation Interest.

b.	Lender and Participant hereby agree to appraise the fair market value, as of [date], of the Loans underlying the Participation Interest. To the extent such appraised fair market value differs from the Purchase Price, the Lender or the Participant, as applicable, shall promptly make such payment as may be necessary so that the total purchase price for the Participant Interest received by Lender is equal to such appraised fair market value.

c.	Participant shall share any loss incurred on any Loan or any third party expenses, and any subsequent recoveries of such losses or third party expenses, in accordance with its Participation Percentage. For purposes hereof, third party expenses shall mean all costs or expenses directly related to any Loan that are paid or incurred by Lender to any entity not a party to this Agreement.

3.	REPRESENTATIONS AND WARRANTIES; CERTAIN AGREEMENTS

a.	To induce Participant to enter into this Agreement, Lender hereby makes the following representations and warranties:

(1)    Lender is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(2)    Lender has the power and authority to own its properties, to carry on its business in the manner in which it conducts such business and to execute, acknowledge and deliver this Agreement, the Loan Documents and any other documents contemplated herein to be executed, acknowledged or delivered by Lender in connection with the Loans and this Agreement.

(3)    Compliance by Lender with the terms and conditions of this Agreement does not conflict with, or result in a breach of or default under, any other agreement or instrument to which Lender is a party, or any federal or state law, regulation, ruling or interpretation to which Lender is subject.

b.	To induce Participant to enter into this Agreement, Lender makes, as of the Effective Date, the following representations and warranties as to each Loan (except as otherwise qualified below):

(1)    The Loan has been closed, advanced, booked, administered and serviced by Lender in accordance with the then-applicable Policies and Procedures.

(2)    Lender is the sole owner of the Loan, free and clear of claims, liens, charges and encumbrances of any type (subject to Participant’s Participation Interest therein and the rights of Lender as servicer).

(3)    Except as would not have a material adverse effect on the Participation Interest, each Loan Document executed is genuine, was duly authorized, executed and delivered and is the legal, valid and binding obligation of Lender, and to the best of Lender’s knowledge, the counterparty thereto, enforceable in accordance with its terms, except as such enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, (B) by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law), or (C) to the extent that certain of the remedial provisions of the Loan Documents may be limited by applicable law, provided however, that such limitations do not make the remedies provided for in the Loan Documents inadequate for the practical realization of the benefits of the security intended to be afforded thereby.

(4)    Except as would not have a material adverse effect on the Participation Interest, all recordable instruments included in the Loan Documents have been duly recorded in all places necessary to perfect valid security interests or mortgage liens, as the case may be, and the Loan Documents create valid, existing, enforceable, and perfected first or second liens on the Collateral.

(5)    All costs, fees and expenses incurred in underwriting, closing and funding, except for any Unfunded Commitments, of any Loan and recording any instruments have been paid or are not assessable against Participant.

(6)    All applicable federal, state and local laws, regulations, rulings and interpretations applicable to the making and servicing of any Loan have been complied with.

(7)    As of the Effective Date, none of the Loans are in non-accrual status.

(8)    Except as would not have a material adverse effect on the Participation Interest, to Lender’s knowledge, none of the Loan Documents is subject to any valid set-off, abatement, diminution, counterclaim or defense, including, without limitation, a defense of usury, or any right of rescission, and no such set-off, abatement, diminution, counterclaim or defense, including a defense of usury, or right of rescission, has been asserted with respect thereto.

(9)    The information set forth on Exhibit A with respect to the Loans is true and correct in all material respects as of the Effective Date.

(10)    Except as would not have a material adverse effect on the Participation Interest, each Loan that is secured by real property is covered by an appropriate lender’s title insurance policy and each such title insurance policy is issued by a title insurer acceptable to Lender and qualified to do business in the jurisdiction where the Collateral is located, insuring Lender, in the Lender’s applicable lien position, in the original principal amount of such Loan.

(11)    Except as would not have a material adverse effect on the Participation Interest, there is no default, breach, violation or event which would permit acceleration existing under the Loans or the Loan Documents and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and Lender has not waived any default, breach, violation or event which would permit acceleration.

(12)    Lender has complied with the Policies and Procedures applicable to each Loan and Loan Documents at the time of its origination or as later modified by Lender.

(13)    Lender acknowledges that the servicing fee payable to Lender hereunder represents reasonable compensation for performing such services and that the entire servicing fee shall be treated by Lender as compensation for the servicing and administration of the Loans pursuant to this Agreement.

c.	To induce Lender to enter into this Agreement, Participant makes the following representations and warranties:

(1)    Participant has reviewed the Policies and Procedures and Loan Documents, and has conducted such other portfolio analysis and due diligence examination as it has deemed to be necessary and appropriate in connection with entering into this Agreement.

(2)    Participant represents that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(3)    Participant represents and warrants that it is authorized and has the power to enter into this Agreement and purchase the Participation Interest, and that all documents or instruments pertaining to the purchase by Participant of the Participation Interest are properly executed and binding on Participant.

d.    Except as otherwise expressly contemplated in this Agreement, each of Lender and Participant represents and warrants each other as follows: (i) as to Participant, it is purchasing its Participation Interest for its own account and not with a view to the resale or further distribution of same except as expressly permitted herein; (ii) as to Lender, it is retaining an interest in the servicing of the Loans as part of a commercial transaction and not with a view to the resale or further distribution of same; (iii) that this Agreement does not represent a joint venture of the Parties or an “investment” (as that term is commonly understood) by any Party in any other Party; and (iv) that it is authorized to engage in the business of entering into commercial transactions (including transactions of the nature contemplated herein), can bear the economic risk of its interest hereunder, and has had access to all information deemed necessary by it in deciding whether or not to enter into this Agreement and, as to Participant, purchase its Participation Interest or, as to Lender, retain its interest in the servicing of the Loans.

e.    Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that Participant may not (i) sell, transfer, encumber, or assign some or all of its Participation Interest subject to the terms of this Agreement, or (ii) pledge, hypothecate, or transfer its Participation Interest to any third party, in each case of (i) or (ii) without the prior written consent of the Lender. A determination whether to grant such consent is at the Lender’s sole discretion. Upon Participant’s receipt of such consent from Lender, the Participant shall disclose to Lender the identity of the new purchaser of the Participation Interest (the “New Participant”) and the percentage sold, pledged, or transferred, and such New Participant shall be deemed a Participant under this Agreement. This provision has no effect upon the right and authority granted to Lender in its capacity as servicer under this Agreement to satisfy the whole of such loan, or to execute releases under appropriate circumstances, and, if required, the New Participant shall join therein. A New Participant shall sign a counterpart to this Agreement and shall be bound thereby. After each sale and transfer of a Participation Interest pursuant to this Agreement, the Participation Interest of the seller and any other Participation Interest will be ratably concurrent, and none will have any priority over the other. The New Participant shall succeed to all of the rights of the selling Participant for the portion purchased, and such resale shall be evidenced by a loan participation certificate or certificates that the selling Participant or its successor or assignee shall issue and which shall set forth the details concerning the sale of the Participation Interest. The selling Participant shall promptly provide to Lender a copy of the loan participation certificates and summaries representing such resold Participation Interests. Upon receipt of the copy of the loan participation certificate, Lender, as trustee, will be responsible for segregating and for causing notations to be made in the books and records to reflect the Participation Interests resulting from such resale and, thereafter, for segregating and causing monthly remittances and reports to be made to the respective owners of such Participation Interests in a manner consistent with the Participation Interests then outstanding and the provisions of this Agreement.

f.    The parties expressly understand and agree that the sale of the Participation Interest pursuant to this Agreement constitutes a sale of the Participation Interest and shall in no way be construed as an extension of credit by the Participant to the Lender. Lender shall not represent to any person that Lender owns any portion of the Participation Interest sold under this Agreement. Lender and Participant each shall reflect the transaction hereunder on their respective balance sheets and other financial statements as a purchase of assets by Participant and a sale of assets by Lender in accordance with generally accepted accounting principles. Lender and Participant intend that the assignment of the one hundred percent Participation Interest in the Loans pursuant to this Agreement is a true sale by Lender to Participant that is absolute and irrevocable and that provides Participant with the full benefits of ownership of the Loans.

4.	DUTIES OF LENDER

a.	Lender will be solely responsible for ensuring that all of its application, origination and closing guidelines and procedures and documentation, including without limitation the Policies and Procedures and the Loan Documents, comply with all federal and state laws, regulations, rulings and interpretations applicable to Lender and/or with respect to the related Loan.

b.	Lender shall be solely responsible for the closing of the Loan, receipt of the Loan Documents and receipt of any fees to be charged by Lender to the Borrower.

c.	Within ten (10) Business Days following the cure period described herein, Lender will repurchase Participant’s Participation Interest in such Loan (at par plus accrued unpaid interest) a Loan, if with respect to such Loan, Lender’s Personnel failed to comply with the Policies and Procedures in underwriting, approving or closing the Loan (except to the extent that such failure relates to obtaining or maintaining the Loan Documents), the non-compliance was caused by the gross negligence or fraudulent or deliberate misconduct by Lender’s Personnel, and such failure has not been cured within thirty (30) days after discovery thereof by Lender.

d.	Participant, its duly authorized representatives, and any other governmental or quasi-governmental authority regulating the activities of Participant or the Loans shall have the privilege of auditing, whenever it desires during regular business hours (provided that, in the case of an audit by Participant or its representatives, reasonable advance notice has been provided to Lender), the books and records of the Lender pertaining to all Loans covered by this Agreement.

5.	SERVICING RESPONSIBILITIES OF LENDER

a.

It is understood by and between the Parties that, as to Participant, Lender shall be and remain an independent contractor and at all times remain fully responsible for its acts or omissions and for all acts or omissions of those acting for it, and Lender shall not hold itself out as an agent of Participant for any servicing purposes under this Agreement. Lender shall service and administer the Loans, Loan Documents and Collateral on behalf of Participant and shall have full power and authority to do any and all things in connection with such servicing and administration which Lender may deem necessary or desirable, consistent with the terms of this Agreement, with Accepted Servicing Practices and with its Policies and Procedures. The Loans, Loan Documents and rights to the Collateral shall be dealt with and enforced by Lender in Lender’s name, on behalf of Participant. If reasonably required by Lender, Participant shall furnish Lender with any powers of attorney and other documents necessary or appropriate to enable Lender to carry out its servicing and administrative duties hereunder.

b.	It is the intent of Lender and Participant that servicing of the Loans shall include, but shall not be limited to: (i) the accounting for any and all Collections; (ii) the amendment, modification, restructure and/or extension of the terms of any Loan including modification of Loan Documents or requiring additional Loan Documents; (iii) the exercise of such rights and remedies available to a lender under the terms of the Loan Documents and/or applicable law, including Lender’s forbearance from the exercise of such rights and remedies; (iv) the adjustment, compromise and resolution of any claims or disputes which may arise in the context of the servicing of any Loan; and (v) the sale, assignment, conveyance or transfer of all right, title and interest of Lender and Participant in any Loan, any Loan Documents or any Collateral as permitted herein.

c.	Consistent with the terms of this Agreement, Lender may waive, modify or vary any term of any Loan or consent to the postponement of compliance with any such term or in any manner grant indulgence to any Borrower if in Lender’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to Participant or, if such waiver, modification, postponement or indulgence is materially adverse to Participant, Lender has obtained the prior written consent of Participant.

d.	In servicing and administering the Loans, Lender shall employ Accepted Servicing Practices and its Policies and Procedures and exercise the same care that it customarily employs and exercises in servicing and administering loans of the same type for its own account.

e.	Lender, at its expense, will maintain at all times while this Agreement is in force, policies of fidelity, fire and extended coverage, theft, forgery and errors and omissions insurance on its property and employees and will furnish proof of such insurance coverage upon demand by Participant. Such policies will be in reasonable amounts satisfactory from time to time to Participant with acceptable standard coverages indemnifying Lender and Participant against loss satisfactory to all Parties.

f.	Lender agrees to keep records reasonably satisfactory to Participant pertaining to each Loan covered hereby, and such records on each Loan will be available to Participant, its internal or external auditors, and other federal and state examiners of Participant, as applicable. Lender agrees to keep all Loan Documents available from and after the date of this Agreement and maintain same in accordance with the Policies and Procedures.

g.	Lender will retain and hold in trust, for itself and also for and on behalf of Participant, all Loan Documents available from and after the date of this Agreement developed in connection with and/or executed with respect to a Loan.

h.	Until the principal and interest of each Loan is paid in full, Lender will, in accordance with this Agreement:

(1)	Proceed diligently to collect all payments due under the terms of each Loan as they become due.

(2)	Hold in trust, for itself and on behalf of Participant, and keep a complete and accurate account of, and properly apply all sums collected by it from the Borrower on account of each Loan for principal, interest, and fees, as applicable. Lender will promptly distribute such payments to Participant.

(3)	Effect the cancellation of Loans that have been paid in full and manage the discharge and full or partial releases relating to liens and Collateral in accordance with the Policies and Procedures.

(4)	Perform all such other duties, furnish such other documents, information and reports, and execute such other documents and instruments as are customary in connection with its status as servicer hereunder using the same standard of care that applies to loans held by Lender for its own account.

i.	With respect to each Loan, Lender will use reasonable diligence to ascertain, and if requested to do so by Participant shall promptly notify Participant of, any occurrence of the following:

(1)	Any abandonment, vacating of, or change in the occupancy of any Mortgaged Property.

(2)	Any sale or transfer of, or any failure of customer to pay real estate taxes for, or any condemnation proceedings involving, or any other liens being placed upon, any Mortgaged Property.

(3)	Any death, bankruptcy, or insolvency of a customer.

(4)	Any loss or damage to any Mortgaged Property, in which event, in addition to notifying Participant, Lender will also promptly notify the insurance companies concerned.

(5)	Any material lack of repair or any other material deterioration or waste suffered or committed in respect to the Mortgaged Property.

(6)	Any matter that in Lender’s opinion would materially and adversely affect the value of any Mortgaged Property or the enforceability of a Loan Document.

It is understood that Lender will not be obligated hereunder to give notice to Participant of any facts other than those of which Lender has actual notice and those of which it would have had actual notice except for its gross negligence.

j.	Lender will provide monthly past due ageing reports for the Participant Participation Portfolio. Lender shall have the right and responsibility to consent (for itself and Participant) to any modification, extension, release or consent to postponement on the part of the customer of any term or provision of any Loan in the Participation Portfolio that Lender, in the exercise of its business judgment, deems reasonably necessary. Lender shall if requested to do so by Participant promptly notify Participant thereof.

k.	Lender or its agent will inspect those Mortgaged Properties securing Participation Portfolio Loans on which payments become ninety (90) or more days delinquent.

l.	The Loans and Loan Documents shall be dealt with and enforced by Lender in Lender’s name, on behalf of Participant. At the direction and in the discretion of the Participant and unless forbearance or postponement of Loan payment occurs as provided herein, Lender will, within such time as is consistent with the Policies and Procedures, unless state law provides otherwise or other good cause exists in Lender’s reasonable judgment, initiate the foreclosure or other acquisition of the Mortgaged Property in the name of Lender, and if not otherwise outbid, bid in at said sale and take title in the name of Lender. Lender will thereafter hold or dispose of the Mortgaged Property in accordance with the Policies and Procedures and remit any proceeds from the sale of foreclosed property to Participant in accordance with Section 2.c. hereof.

Notwithstanding anything to the contrary contained herein, for so long as the Participant owns any Participation Interest, Lender shall notify the Participant within five business days after the occurrence of an event of default on any Loan for which the Participant owns a Participation Interest. Lender acknowledges and agrees that the Participant shall have the sole right and authority to decide whether to institute and prosecute foreclosure proceedings on the real property that secures such Loan. The Participant must approve all actions taken with respect to, and shall retain complete control over, such prosecution and the Lender shall have no discretion over such prosecution, including, but not limited to, the manner in which such prosecution is handled or whether to terminate such prosecution at any time.

m.	In performing its functions as servicer of the Loans, Lender may use such agents, vendors, and subservicers as it shall deem appropriate, but Lender nevertheless shall remain responsible for the performance of its obligations hereunder.

6.	PAYMENTS TO LENDER AND PARTICIPANT

a.	It is agreed that for administrative and record keeping convenience, and under procedures agreed between the Parties as to the Loans other than Loans classified as “real estate owned” by the Lender: (i) payment by Participant to Lender for its Participation Interest in such Loans shall be made by cash settlement between the Parties through the accounting systems of Wells Fargo & Company not later than the second business day following the date of purchase, and (ii) payment by Lender to Participant of its Participation Return and other sums received by Lender on Loans and “real estate owned” as described in this Section 6 shall be made on a monthly basis within three (3) business days after the end of each calendar month.

b.	As compensation for servicing the Loans and performing its other duties and obligations hereunder, Participant agrees to pay Lender a servicing fee equal to 0.025% of the total committed amount of all Loans reported on and calculated as of the end of each month beginning with the Effective Date.

c.	All costs or expenses related to Collections and third party fees reasonably incurred by Lender in connection with Collections of the Loans (other than in the ordinary course of servicing a Loan not in default), including, but not limited to, advances for insurance premiums, taxes, and similar items with respect to the Collateral, reasonable counsel fees, accountant fees, court costs and disbursements (to the extent not reimbursed or otherwise paid to or recovered by Lender pursuant to the Loan Documents) shall be reimbursed to Lender by Participant as promptly as practicable. Should Lender recover such expenses after payment by Participant, Lender shall promptly reimburse Participant.

d.	All profits, gains and other collections of amounts realized or obtained and all losses and expenses incurred by Lender in connection with the collection of a delinquent Loan included in the Participation Portfolio or the foreclosure or other acquisition of and subsequent sale of Mortgaged Property securing a Loan included in the Participation Portfolio will be shared by the Parties as provided in Section 2.c. hereof.

e.	Except as specifically agreed to in writing by the Parties, Lender shall bear all employee related expenses incurred by Lender in connection with its servicing duties hereunder.

7.	OTHER OBLIGATIONS OF PARTIES

a.	Foreclosure. For so long as Participant owns any Participation Interest, Lender shall notify Participant as soon as reasonably possible after the occurrence of an event of default on any Loan for which Participant owns a Participation Interest. Lender acknowledges and agrees that Participant shall have the sole right and authority to decide whether to institute and prosecute foreclosure proceedings on the Collateral that secures such Loan. If Participant chooses to institute such foreclosure proceedings, participant may, in its sole and absolute discretion, choose to either (i) prosecute such foreclosure directly on its own behalf, or (ii) select Lender to prosecute such foreclosure on Participant’s behalf.

b.	Loan Advances. Lender shall notify Participant prior to making an advance of additional funds under a Loan; provided, however, that such advances shall be limited to the amount of the Unfunded Commitment related to such Loan at the time of such advance. Participant shall pay to Lender, at the time of such advance, Participant’s pro rata share of the advance.

c.	Setoffs. Lender shall have no obligation to make any claim on, or assert any lien upon, or assert any setoff against, any property held by Lender, other than the Collateral, and if Lender elects to do so, Lender may, in its sole discretion, apply the same against obligations of the related Borrower other than its obligations in respect of any Loan. Participant shall have no interest in any property now or hereafter in the possession or control of Lender which may become Collateral by reason of a general description contained in any Loan Document or by reason of any right of setoff, counterclaim, banker’s lien or otherwise; provided, however, except that if such property or the proceeds thereof shall be applied in reduction of the amounts due and owing under a Loan, only Participant shall then be entitled to its share thereof.

d.	Other Business. Lender and its affiliates may enter into loans with, accept deposits from, make loans or otherwise extend credit to, accept collateral and generally engage in any kind of loan financing, banking or trust or other business with any Borrower and its respective affiliates and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if this Participation Agreement and the Loans were not in effect. Except as expressly provided for herein, Participant shall have no interest, by virtue of this Agreement or Participant’s rights hereunder, in (i) any present or future loans or other financing transactions by Lender to, on behalf of, or with any Borrower other than the Loans, (ii) any present or future guaranties by or for the account of any Borrower which are not contemplated in the Loan Documents, (iii) any present or future offset exercised by Lender in respect of such other financing, or (iv) any present or future property taken as security for any such financing.

e.	Obligation to Cure Defaults. The representations and warranties set forth herein shall survive the sale of the Participation Interest to Participant and shall inure to the benefit of Participant notwithstanding any restrictive or qualified endorsement on any Loan or assignment of a Loan or the examination or failure to examine any Loan Document. The party discovering a breach of any of the representations and warranties shall give prompt notice of such breach to the other party. Upon receipt of such notice, Lender shall use its reasonable best efforts to promptly cure such breach in all material respects. If such breach cannot be or has not been cured within a sixty-day period following receipt of notice of breach, Lender shall, at Participant’s option, repurchase such Participation Interest, including the outstanding principal balance of the Participation Interest plus all accrued interest on such Participation Interest.

8.	TERMINATION OF AGREEMENT

a.	Unless terminated in accordance with Section 8.b., this Agreement shall remain in full force and effect until all of Participant’s Participation Interest in the Loans, including, without limitation, the underlying Collateral, are liquidated or discharged completely.

b.	Any Party may terminate the prospective operation of this Agreement as to the servicing of Loans if, and as of the date:

(1)	Any of the other Parties substantially breaches the terms of this Agreement or has not substantially performed its obligations hereunder in any material respect, which is not cured within thirty (30) days of written notice by the non-breaching party of such breach or nonperformance, and the non-breaching party at any time thereafter gives notice of its termination of this Agreement.

(2)	A Party becomes insolvent or bankrupt or is placed under conservatorship or receivership.

(3)	Except as expressly permitted under this Agreement, a Party assigns or attempts to assign its interest, rights and obligations hereunder without the prior written consent of any other Party.

(4)	A Party has given the other Parties thirty (30) days prior written notice of its election to terminate this Agreement.

c.	Termination of this Agreement pursuant to the foregoing Section 8.b. will affect the servicing of Loans in the following manner:

(1)	Unless and until servicing is transferred as stated elsewhere herein, Lender will continue to service all Loans in accordance with the terms and conditions of this Agreement, which right and duty will survive such termination. This Agreement will remain in full force and effect as to Loans in which Participant continues to hold a Participation Interest.

(2)	As promptly as possible and no later than ninety (90) days after servicing is terminated, Lender shall deliver to Participant, or to such person, firm or corporation as may be designated by Participant, without charge to Participant, the Loan Documents and all other papers, documents and funds, if any, then held by Lender, with respect to all Loans affected by such termination, together with transcripts from the books, records and accounts of the Lender relating to such loans. During any interim period prior to delivery of said records, Lender will continue to service said Loans subject to the terms and conditions of this Agreement.

9.	GENERAL

a.	This document contains the entire Agreement among the Parties hereto and cannot be modified in any respect except by an amendment in writing signed by all Parties. The invalidity of any portion of this Agreement shall in no way affect the balance thereof.

b.	The indemnities provided for in this Agreement shall survive any termination of this Agreement.

c.	Notices: All notices and other communications hereunder shall be in writing addressed to the Parties as follows:

If to Lender:

Wells Fargo Bank, N.A.

Attention: Charles J. Gattuso

7711 Plantation Road

Mail Code VA0343

Roanoke, VA 24019

If to Participant:

Wells Fargo Asset Funding, LLC

Attention: William Nelson

1620 East Roseville Parkway

Suite 100

Roseville, CA 95661

Any Notice to be delivered to a Party will be effective upon delivery by registered or certified mail, return receipt requested, or guaranteed delivery service such as Federal Express or Express Mail, or by telecopy or facsimile machine. Change of address may be made by giving notice of the change of address to the other Party.

d.	This Agreement shall be governed by and construed in accordance with the laws of North Carolina.

e.	This Agreement may be executed, acknowledged, and delivered in any number of counterparts. Each such counterpart shall constitute an original but all of such counterparts taken together shall constitute one agreement.

f.	This Agreement shall in no way limit the other business activities of Participant or Lender.

g.	Under no circumstances shall Lender be liable to Participant in closing or servicing the Loans for any action taken or omitted or for any error in judgment, provided such Party has each fully complied with this Agreement, the Policies and Procedures, the Loan Documents, and all applicable federal and state laws, regulations, rulings and interpretations applicable to Lender for the making and servicing of the Loans and such Party has exercised prudent and customary business judgment in taking or omitting such action.

h.	Except as expressly otherwise provided herein, there shall be no sale by Lender of any interest in the servicing of the Loans unless specifically otherwise agreed by Participant. If the Parties agree to sell the servicing which is performed by Lender hereunder with respect to Loans to a third party or parties, any proceeds resulting from such servicing sale shall belong solely to Lender.

i.	Nothing set out herein shall prevent any party from making, servicing, or participating in, loans apart from this Agreement during and after any period of time in which the Parties are winding up their affairs pursuant to this Agreement.

j.	Neither the execution of this Agreement nor any agreement to share in amounts arising as a result of the Loans is intended to be, nor shall it be construed to be, the formation of a partnership or joint venture between Parties.

k.	Each Party shall receive the payments with respect to a Loan as expressly provided herein. All costs and expenses incurred by a Party in connection herewith (including salaries for its respective personnel and its respective legal fees and expenses) shall be solely the expenses of the Party incurring them, except to the extent the Parties expressly share such expenses or are authorized hereunder to charge certain expenses to customers. Subject to the foregoing, no Party shall be obligated to contribute any amount as capital or otherwise to any other Party.

l.	The Parties shall not perform, or be expected to perform, any act hereunder which is, or is reasonably believed to be, in violation of any state or federal statute, rule or regulation.

m.	If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

n.	Each Party shall carry out activities hereunder in a lawful manner and shall indemnify and hold each other Party harmless from any claims, causes of action, suits, damages and costs and expenses, including reasonable attorneys’ fees, arising from any unlawful act or omission of itself, whether criminal or civil, occurring intentionally or unintentionally in connection with the Loans, Loan applications, closings, dispositions, and servicing arising under or with respect to any of the Loans; provided that Lender will not be responsible for compliance with any rules and regulations affecting Participant; provided further that Lender does not indemnify Participant for any act or omission of Participant which is made unlawful solely as a result of Participant’s participation in this Agreement; and provided further that Participant will not be responsible for compliance with any rules and regulations affecting Lender, national banks or their wholly-owned subsidiaries, and that Participant does not indemnify Lender for any act or omission of Lender which is made unlawful as a result of Lender’s, or a national bank’s, or its subsidiaries’, participation in this Agreement.

o.	It is the intention of Participant and Lender that Participant has an undivided ownership interest in the “real estate security interest” as evidenced by each individual Loan having any real property as Collateral and that this Agreement shall have the same force and effect as if separate assignments of Participant’s interest in each Loan were executed and delivered by Lender and as if a separate endorsement were made to the promissory note for each Loan to reflect that Participant owns an undivided interest in such promissory note. If there is a change in applicable law, or if there is a ruling of a court of competent jurisdiction, to the effect that the holding of a participation interest is an extension of credit, Lender shall take such additional steps as Participant may reasonably require, at Participant’s expense, to assure Participant’s legal rights as an owner of interests in the Loans.

p.	The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

q.	This Agreement shall be binding upon, and shall inure to the benefit of, each Party’s respective successors and assigns. Except only as otherwise provided in this Agreement, the Parties shall not assign all or any part of the rights or obligations arising hereunder without in each instance first obtaining the written consent of the other Parties. Notwithstanding anything to the contrary contained in this Agreement, and without limitation, each of the Parties may, however, without such consent, assign any of the rights and obligations arising under this Agreement to (1) a subsidiary, parent or subsidiary of a parent of such Party, or (2) any successor (by merger or otherwise) to all or substantially all of the assets and liabilities of such Party, provided in each instance that such assignee or successor shall enter into a written agreement, in form and content acceptable to all Parties to be bound by the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement under seal as of the date first above written.

WPFC Asset Funding, LLC

By:

Name:

Title:

Wells Fargo Bank, National Association

By:

Name:

Title:

EXHIBIT A

Schedule of Loans

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of [date] (the “Effective Date”), by and between WPFC ASSET FUNDING, LLC, a limited liability company formed under the laws of the State of Delaware (“Participant”), and WACHOVIA PREFERRED FUNDING CORP., a corporation organized under the laws of the State of Delaware (“Assignee”).

RECITALS

WHEREAS, Participant entered into a certain Participation and Servicing Agreement, of even date herewith (the “Participation Agreement”) with Wells Fargo Bank, National Association, a national banking association (“Lender”), pursuant to which Participant is the holder of a 100% participation interest in certain loans as set forth therein (the “Participation Interest”);

WHEREAS, Participant now desires to sell, assign, and transfer all of its right, title, and interest in the Participation Interest, together with all of Participant’s rights and obligations under the Participation Agreement to Assignee in exchange for the assignment price of $                    (the “Assignment Price”); and

WHEREAS, Assignee desires to accept the sale, assignment and transfer of all of Participant’s right, title, and interest in the Participation Interest and assume the rights and obligations of Participant under the Participation Agreement in exchange for the Assignment Price.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Assignment and Assumption.

(a) Participant does hereby sell, assign, and transfer to Assignee (i) all of its right, title and interest in and to the Participation Interest, subject to the terms and conditions of the Participation Agreement, and (ii) all of Participant’s rights and obligations under the Participation Agreement (collectively, the “Assigned Interests”) in exchange for the Assignment Price. Participant and Assignee intend that the assignment of the Participation Interest in the Loans pursuant to this Agreement is a true sale by Participant to Assignee that is absolute and irrevocable and that provides Assignee with the full benefits of ownership of the Loans.

(b) Assignee does hereby (i) accept the sale, assignment, and transfer of the Participation Interest, subject to the terms and conditions of the Participation Agreement, (ii) assume all the rights and obligations of Participant under the Participation Agreement, and (iii) make or affirm, as applicable, on its own behalf the representations and warranties of Participant under the Participation Agreement for the benefit of Lender.

(c) The parties hereto acknowledge and agree that (i) the sale and assignment of the Assigned Interests shall be effective as of the Effective Date, and (ii) Assignee shall be entitled to all payments in respect of the Participation Interest pursuant to the Participation Agreement as of the Effective Date.

(d) The parties hereto further acknowledge and agree that Assignee shall benefit from Participant’s rights under the Participation Agreement and be entitled to enforce the Participation Agreement as if it were a party thereto.

Section 2.    Payment.

(a) As consideration for purchase of the Assigned Interests, Assignee does hereby agree to pay the Assignment Price to the Participant by wire transfer of immediately available funds to an account of Participant to be designated by Participant.

(b) In case of any adjustment to the purchase price in accordance with the terms of the Participation Agreement, Participant and Assignee hereby agree to make corresponding adjustments to the Assignment Price.

Section 3.    No Recourse.

Except as otherwise provided herein, the sale and assignment of the Assigned Interests is without recourse to Participant. Participant makes no warranties with respect to the value, quality, or collectability of the Participation Interest or the Loans (as defined in the Participation Agreement) underlying such Participation Interest. In the event any of the Loans are in default or subsequently default and are not collected or incur costs, Assignee shall bear all losses attributable to Participant under the Participation Agreement.

Section 4.    Representations of Participant.

Participant hereby represents and warrants to Assignee as follows:

(i)	Participant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)	Participant has the power and authority, and has taken all necessary and proper limited liability company action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)	this Agreement has been duly authorized, executed and delivered by Participant and, assuming the due authorization, execution and delivery of this Agreement by Assignee, constitutes the valid and binding obligation of Participant enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally;

(iv)	Participant is the owner of the Participation Interest and has requisite power and authority to sell, assign, and transfer all its rights and interests in the Participation Interest and the Participation Agreement;

(v)	the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Participant’s certificate of formation or limited liability company agreement, any agreement or instrument to which Participant is a party, or any federal, state or local law, regulation, ruling or interpretation to which Participant is subject;

(vi)	the Participation Interest is conveyed to Assignee free and clear of all liens, claims, or encumbrances but subject to the Participation Agreement; and

(vii)	except as would not have material adverse effect on the Participation Interest taken as a whole, Participant does not believe, nor does it have any reason to believe, that any of the Loans underlying the Participation Interest are in non-accrued status as of the Effective Date.

(viii)

Section 5.    Representations of Assignee.

Assignee hereby represents and warrants to Participant as follows:

(i)	Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)	Assignee has the power and authority, and has taken all necessary and proper corporate action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)	this Agreement has been duly authorized, executed and delivered by Assignee and, assuming the due authorization, execution and delivery of this Agreement by Participant, constitutes the valid and binding obligation of Assignee enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally; and

(iv)	the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Assignee’s certificate of incorporation, any other agreement or instrument to which Assignee is a party, or any federal, state or local law, regulation, ruling or interpretation to which Assignee is subject.

Section 6.    Additional Covenants.

(a) Assignee will pay, or if paid by Participant, will reimburse Participant for, any taxes, document fees, or filing fees due or incurred with respect to the transfer of the Participation Interest to the Assignee.

(b) If through inadvertence or otherwise, Participant receives funds to which Assignee is entitled under the Participation Agreement, Participant shall hold such funds in trust for Assignee and shall as soon as practical pay such funds to Assignee.

Section 7.    Indemnification and Reimbursement.

(a) Assignee agrees to indemnify Participant for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, including reasonable fees and disbursements of counsel, arbitration fees and arbitrator fees (collectively, the “Losses”), which may be imposed on, incurred by, or asserted against Participant in any way relating to or arising out of the Assigned Interests; provided, however, that this indemnity shall not apply in case of any Losses caused by Participant’s failure to observe and perform any or all of its duties, obligations, covenants, warranties or representations contained in this Agreement or by Participant’s gross negligence or willful misconduct.

(b) In the event that Participant is sued or threatened by suit by any receiver or trustee in bankruptcy or by any borrower as a debtor-in-possession on account of any alleged preference, voidable transfer or fraudulent conveyance alleged to have been received under any of the Loans underlying the Participation Interest, or if any claim, suit or action shall be asserted against Participant relating to such Loans, any money paid by Participant in satisfaction or compromise of such suit, action or demand, any money required to be returned by Participant to such borrower or its estate and any costs or fees associated therewith shall be reimbursed to Participant by Assignee.

Section 8.    Miscellaneous Provisions.

(a) Nothing contained herein confers on Assignee or Participant any interest in or subjects Assignee or Participant to any liability on account of the assets or liabilities of the other, except for Assignee’s interest in the Assigned Interests.

(b) This Agreement and its enforcement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, without regard to the conflicts of laws principles thereof.

(c) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

(d) This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as such assignments are prohibited herein.

(f) The parties hereto agree to execute any additional documents, obtain permissions, meet any requirements or perform any other acts necessary to assure the intent of this Agreement is fully performed.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WPFC ASSET FUNDING LLC

By:
Name:
Title:

WACHOVIA PREFERRED FUNDING CORP.

By:
Name:
Title:

Pursuant to Section 3.e. of the Participation Agreement, Lender hereby expressly consents in writing to the transactions contemplated by this Agreement as of the date first above written.

WELLS FARGO BANK, N.A.

By:
Name:
Title: